                                                              EXHIBIT 99(c)(4)

                             SUBSCRIPTION AGREEMENT

         This SUBSCRIPTION AGREEMENT, dated as of February 22, 1999 (the "Agreement"), is made and entered into among First Technology PLC, an English public limited company ("Parent"), and each of the investors set forth on Schedule A hereto (each, an "Investor" and, collectively, the "Investors").


                                    RECITALS:

         A. Pursuant to an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), a wholly-owned subsidiary of Parent will merge with Control Devices, Inc., an Indiana corporation (the "Company"), on the terms and subject to the conditions set forth in the Merger Agreement.

         B. As of the date hereof, each Investor owns shares of the Common Stock, no par value, of the Company ("Company Shares").

         C. Pursuant to the terms and conditions of a Shareholders Agreement of even date herewith, each Investor has agreed to tender his or her Company Shares in the cash tender offer (the "Offer") to be made pursuant to the Merger Agreement, in exchange for which the Investor will be entitled to receive cash consideration on the terms and conditions set forth in the Merger Agreement.

         D. Each Investor desires to invest a portion of the proceeds he or she will receive for his or her Company Shares pursuant to the Offer by subscribing for Ordinary Shares of Parent ("Parent Shares") on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                             SUBSCRIPTION FOR SHARES

         1.1 SUBSCRIPTION. Each Investor hereby subscribes for, and Parent hereby agrees to issue to each Investor, on the Closing Date (as defined below), a number of Parent Shares equal to the quotient derived by dividing (a) the Investment Amount set forth opposite such Investor's name on Schedule A hereto (the "Investment Amount"), by (b) the Per Share Purchase Price (as hereinafter defined), provided that no fractional Parent Shares shall be issued, and, in the event the application of the foregoing formula gives rise to a fractional Parent Share, the applicable Investment Amount shall be reduced by an amount equal to such fractional Parent Share multiplied by the Per Share Purchase Price.

         1.2 PER SHARE PURCHASE PRICE.

                  (a) For purposes of this Agreement, the "Per Share Purchase Price" shall be the higher of (i) the middle market price of a Parent Share, as derived from the Official List of the London Stock Exchange, on the last business day in London immediately prior to the Closing Date, and (ii) 80% of the Adjusted Pre-Offer Market Price. The "Adjusted Pre-Offer Market Price" means the middle market price of a Parent Share, as derived from the Official List of the London Stock Exchange (the "Pre-Offer Price"), on the last business day (the "Pre-Offer Date") in London immediately prior to the date on which the Offer is publically announced by Parent, as adjusted (as described below) to reflect the underwritten rights offering being made by Parent contemporaneously with the Offer (the "Rights Offering").

                  (b) The Adjusted Pre-Offer Market Price shall be calculated by
(i) adding (A) Parent's aggregate market capitalization on the Pre-Offer Date (i.e., the number of Parent Shares outstanding on such date (the "Outstanding Shares") multiplied by the Pre-Offer Price), plus (B) the aggregate proceeds of the Rights Offering (i.e., the number of Parent Shares sold in such offering (the "Rights Shares") multiplied by the offering price), and (ii) dividing the sum of (A) and (B) by the sum of the number of Outstanding Shares and the number of Rights Shares.

         1.3 CLOSING OF THE SUBSCRIPTION.

                  (a) Subject to the satisfaction or waiver of the conditions to the parties' respective obligations set forth in Article IV, the consummation of the transactions contemplated hereby (the "Subscription Closing") will take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the next business day (the "Closing Date") following the payment by Parent or its subsidiary to the Investors of the cash consideration payable to them upon the consummation of the Offer (the "Offer Proceeds"). At the Subscription Closing, in exchange for each Investor's payment of his or her Investment Amount, Parent shall deliver to such Investor a copy of Parent's irrevocable instructions to its stock registrar directing it to prepare and deliver to such Investor a stock certificate evidencing the number of Parent Shares being issued to such Investor, as determined pursuant to Section 1.1 hereof, as soon as practicable after the Closing Date. Subject to Section 1.3(b), each Investor and Parent agree that, to accomplish each Investor's payment of his or her Investment Amount, Parent shall withhold from the cash consideration payable to such Investor in connection with the Offer an amount equal to each Investor's Investment Amount, as adjusted, if adjusted, pursuant to Section 1.1. The Parent Shares to be issued hereunder shall be, when issued, duly issued, fully paid and not liable to further assessment.

                  (b) Prior to the Closing Date, each Investor may assign some or all of his right to purchase Parent Shares hereunder to an account or accounts that hold Company Shares for the benefit of such Investor (each, an "Investor Account") by providing Parent with written notice to that effect no later than three business days prior to the Closing Date. Such notice shall state the name of the Investor Account and the portion of the Investor's Investment Amount that will be provided by Offer Proceeds otherwise payable to such Investor Account in exchange for Company Shares held by it. If such a notice is properly provided, upon the Subscription Closing, Parent shall retain such portion of the Investor Account's Offer Proceeds and shall issue the applicable number of Parent Shares to the Investor Account, which Parent Shares shall be issued subject to the restrictions on transfer provided herein as if issued to the applicable Investor. Notwithstanding an assignment in compliance with this Section 1.3(b), each Investor shall be obligated to purchase any Parent Shares not purchased by his assignee Investor Account, and each Investor shall be liable for breaches by such assignee Investor Account of the restrictions on transfer provided herein.

         1.4 ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. In the event of any change in the capital stock of Parent by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number or amount of Parent Shares (and/or other securities or property), and the Per Share Purchase Price payable therefor and the Adjusted Pre-Offer Market Price, will be adjusted appropriately, and proper provision will be made in the agreements or other documents governing such transaction, so that (a) each Investor will receive upon the consummation of the transactions contemplated hereby the type and number or amount of Parent Shares, securities or other property that such Investor would have retained and/or been entitled to receive in respect of his or her Parent Shares if the transactions contemplated hereby had been consummated immediately prior to such event or the record date therefor, as applicable, and (b) Parent will receive upon consummation of the transactions contemplated hereby the amount of cash that Parent would have received as a result thereof if it had occurred immediately prior to such event or the record date therefor, as applicable. The provisions of this Section 1.4 will apply in a like manner to successive stock dividends, subdivisions, reclassifications, recapitalizations, splits, combinations, exchanges of shares, extraordinary distributions or similar transactions.

         1.5 STAMP, TRANSFER AND SIMILAR TAXES. In the event any stamp, transfer or similar taxes are payable as a result of the consummation of the transactions contemplated hereby, each party hereto shall pay such taxes as applicable to it and shall indemnify each other party to the extent such other party pays any such taxes.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF INVESTORS. Each Investor hereby represents and warrants to Parent as follows:

                  (a) POWER AND AUTHORITY; EXECUTION AND DELIVERY. Such Investor has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
This Agreement has been duly executed and delivered by such Investor and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                  (b) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to any material obligation, any right of termination, cancellation, or acceleration of any obligation or any loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on such Investor, other than such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of such Investor to perform such Investor's obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

                  (c) INVESTMENT REPRESENTATIONS AND WARRANTIES. Each Investor agrees and acknowledges that his or her execution of this Agreement constitutes an agreement by him or her to purchase Parent Shares, and, as an inducement to Parent's decision to agree to issue such Parent Shares to such Investor, such Investor further represents and warrants as follows:

                            (i)  Such Investor is acquiring Parent Shares
solely for investment for such Investor's account and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

                           (ii)  Such Investor is a sophisticated investor
and has knowledge and experience in financial and business matters and has independently evaluated, and not relied on Parent or any other Investor with respect to, the merits and risks of its investment in Parent Shares. Such Investor has received copies of (A) the Report and Accounts of Parent in respect of the fiscal year ending April 30, 1998, (B) the Interim Report of

Parent for the six months ending October 30, 1998, and (C) a draft dated February 18, 1999 of the "Filly PLC" Rights Issue Circular relating to the Rights Offering (collectively, the "Parent Disclosure Documents") and has been given such other information as such Investor has requested with respect to the Parent Shares and the transactions contemplated hereby.

                           (iii)  Such Investor is an "Accredited Investor,"
as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933.

         2.2 REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to each Investor as follows:

                  (a) ORGANIZATION; AUTHORITY. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (b) EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered by Parent and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                  (c) NO CONFLICTS. The execution and delivery of this Agreement by Parent do not, and, subject to the making of appropriate filings under securities laws (which Parent agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to any material obligation, any right of termination, cancellation, or acceleration of any obligation or any loss of a material benefit under, or require notice to or the consent of any person under (i) its constituent documents, (ii) any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award by which it is bound, or (iii) any judgment, writ, decree, order or ruling applicable to Parent; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that would not (i) impair the ability of Parent to perform its obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

                  (d) PARENT DISCLOSURE DOCUMENTS. As of the date hereof, the Parent Disclosure Documents, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE III
                             COVENANTS OF INVESTORS

         3.1      RESTRICTIONS ON TRANSFERS AND RESALES.

                  (a) Each of the Investors will comply with one of the following two restrictions on transfer and resale, except to the extent such Investor receives Parent's prior written consent:

                           (i)  for a period of eighteen months from the
Closing Date, he or she will not sell, transfer or otherwise dispose of his legal or beneficial interest in any of the Parent Shares issued to him pursuant to this Agreement or any further shares allotted and issued by way of capitalization or bonus issue in respect of or with reference to such Parent Shares; or

                           (ii) (A) for a period of 12 months from the
Closing Date, he or she will not sell, transfer or otherwise dispose of his legal or beneficial interest in any of the Parent Shares issued to him or her pursuant to this Agreement or any further shares allotted and issued by way of capitalisation or bonus issue in respect of or with reference to such Parent Shares; (B) on the first anniversary of the Closing Date, or if such day is not a business day in London, the next following business day in London, such Investor shall be entitled to sell, transfer or otherwise dispose of the legal and/or beneficial interest in not more than half of his or her then holdings of Parent Shares; and (C) if such Investor sells, transfers or disposes of any of his Parent Shares in accordance with Section

3.1(a)(ii)(B), he or she shall not be entitled to sell, transfer or otherwise dispose of the legal or beneficial interest in the remaining Parent Shares held by him or her until the second anniversary of the Closing Date.

                  (b) If at any time within two years from the Closing Date any of the Investors becomes entitled and intends at any time to sell, transfer or otherwise dispose of any of their Parent Shares in accordance with Section 3.1(a) or otherwise, such Investor shall, prior to entering into any such sale, transfer or other disposal, give written notice to Parent's brokers at the relevant time of such intention, which notice shall set out the number of Parent Shares intended to be sold, transferred or otherwise disposed of. Such brokers shall be entitled to purchase or to procure purchasers for all or any of the shares mentioned in such notice promptly in accordance with their obligations to such Investor, including, without limitation, the obligation to provide best execution. To the extent such shares are not so purchased promptly, the Investor concerned shall be entitled to sell all or any of the remaining Parent Shares referred to in such notice but only within a period of 10 business days (in London) thereafter.

         3.2 NO U.S. TRANSFERS. If Parent registers its Parent Shares with the Securities and Exchange Commission and such shares are publicly traded on a national securities exchange or listed for quotation on the Nasdaq National Market in the United States, the Investors may, subject to the other restrictions contained elsewhere herein, offer and sell their Parent Shares in the United States, provided that such offers and sales are made in compliance with United States securities laws. Each Investor agrees that in no event at any time will he or she sell, transfer or otherwise dispose of any interest in his or her Parent Shares to a person or entity located in the United States or to a person or entity, wherever located, that resides in the United States.

         3.3 PERMITTED TRANSFERS. Notwithstanding the restrictions on transfer provided in this Article III, each Investor may transfer some or all of the Parent Shares purchased by him hereunder to the personal representatives or heirs of such Investor or to members of the immediate family of such Investor, provided that any such transferee shall be bound by all of the restrictions set forth in this Article III and shall so agree in writing if requested by Parent.

                                   ARTICLE IV
                       CONDITIONS TO SUBSCRIPTION CLOSING

         4.1 CONDITIONS TO INVESTORS' OBLIGATIONS. The obligation of each Investor to consummate the transactions contemplated hereby is subject to the satisfaction or waiver (in whole or in part) on or prior to the Closing Date of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Parent contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and the covenants and agreements contained in this Agreement to be complied with by Parent on or before the Subscription Closing shall have been complied with in all material respects.

                  (b) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other governmental authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                  (c) CONSUMMATION OF OFFER. The Offer shall have been consummated.

                  (d) ADMISSION OF PARENT SHARES. The Parent Shares subscribed for hereby shall have been admitted to listing on the Official List of the London Stock Exchange and such listing shall have become effective.

         4.2 CONDITIONS TO PARENT'S OBLIGATIONS. The obligation of Parent to consummate the transactions contemplated hereby is subject to the satisfaction or waiver (in whole or in part) on or prior to the Closing Date of the following conditions:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of each Investor contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and the covenants and agreements contained in this Agreement to be complied with by the Investors on or before the Subscription Closing shall have been complied with in all material respects.

                  (b) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other governmental authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                  (c) CONSUMMATION OF OFFER; TENDER OF SHARES. The Offer shall have been consummated, and each Investor shall have tendered in the Offer (and not withdrawn) all Company Shares owned by him or her in compliance with the terms and conditions of the Offer.


                                    ARTICLE V
                                  MISCELLANEOUS

         5.1 AMENDMENT; TERMINATION. This Agreement may not be amended except by an instrument in writing signed on behalf of the party against whom such amendment is sought to be enforced. This Agreement will terminate upon the termination of the Merger Agreement in accordance with its terms. In the event of termination of this Agreement pursuant to this Section, this Agreement will become null and void and of no effect with no liability on the part of any party hereto, except that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

         5.2 FEES AND EXPENSES. Each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         5.3 EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

         5.4 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to such matters. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

         5.5 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         5.6 NOTICES. Any notice required to be given hereunder will be sufficient if in writing and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


                         If to Parent:

                         First Technology PLC
                         2 Cheapside Court
                         Ascot
                         Berkshire SL5 7RF
                         United Kingdom
                         Attn:  Dr. Fred Westlake
                         Fax No.:  44-1344-622-773


                         With a copy to:

                         Jones, Day, Reavis & Pogue
                         599 Lexington Avenue
                         New York, New York  10022
                         Attn:  Jere R. Thomson, Esq.
                         Fax No.:  212-755-7306


                         If to any Investor:

                         c/o Control Devices, Inc.
                         228 Northeast Road
                         Standish, Maine  04084
                         Attn:  Bruce D. Atkinson
                         Fax No.:  207-642-0111


                         With a copy to:

            Sommer & Barnard, PC
            4000 Bank One Tower
            Indianapolis, Indiana 46204
            Attn: James A. Strain, Esq.
            Fax No.: 317-236-9802


or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         5.7 ASSIGNMENT. Except to the extent provided in Section 3.2 and 3.3, neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Investor without the prior written consent of Parent, and any such assignment or delegation that is not consented to will be null and void.

         5.8 PUBLICITY. Parent and the Investors will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement before such consultation, except as may be required by law or applicable stock exchange rules.

         5.9      ENFORCEMENT.

                  (a) Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (b) This Agreement shall be construed as a collection of independent agreements between Parent and each Investor, enforceable separately, such that a breach by one Investor (or a defense available to that Investor) or a breach by Parent with respect to one Investor (or a defense available to Parent with respect to one Investor) shall have no effect on the obligations of the other Investors to Parent or of Parent to the other Investors.

         5.10 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         5.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

         5.12 HEADINGS. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

         5.13 REMEDIES NOT EXCLUSIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         5.14 DEFINITIONS. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Merger Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                       FIRST TECHNOLOGY PLC

                                       By:  /s/ Dr. Frederick Westlake
                                          --------------------------------------
                                         Name:  Dr. Frederick Westlake
                                              ----------------------------------
                                         Title: Chairman
                                               ---------------------------------

                                        /s/ Bruce D. Atkinson
                                        ----------------------------------------
                                        Bruce D. Atkinson

                                        /s/ Forrest E. Crisman, Jr.
                                        ----------------------------------------
                                        Forrest E. Crisman, Jr.

                                        /s/ Michel Hauser-Kauffmann
                                        ----------------------------------------
                                        Michel Hauser-Kauffmann

                                        /s/ Glenn Scolnik
                                        ----------------------------------------
                                        Glenn Scolnik

                                        /s/ Ralph R. Whitney
                                        ----------------------------------------
                                        Ralph R. Whitney

                                        /s/ Jeffrey G. Wood
                                        ----------------------------------------
                                        Jeffrey G. Wood

                                                                      SCHEDULE A


                  INVESTOR                                       INVESTMENT AMOUNT
                  --------                                       -----------------
         Ralph R. Whitney, Jr.                                     US $2,732,725

         Bruce D. Atkinson                                         US $1,310,987

         Jeffrey G. Wood                                           US $  873,991

         Michel Hauser-Kauffmann                                   US $  349,566

         Forrest E. Crisman, Jr.                                   US $1,366,366

         Glenn Scolnik                                             US $1,366,366

                                                                   US $8,000,001
